EXHIBIT 5.1

[O'Melveny & Myers LLP Letterhead]

May 7, 2004

Sun Healthcare Group, Inc.
18831 Von Karman, Suite 400
Irvine, California 92612

Re: Sun Healthcare Group, Inc.

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement ("Registration Statement") on Form S-3 to be filed by Sun Healthcare Group, Inc., a Delaware corporation (the "Company") in connection with the registration under the Securities Act of 1933 of  760,000 shares of the Company's common stock, par value $0.01 per share (the "Shares").

     We are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company, and the Shares are validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus constituting part of the Registration Statement.

                                                        Respectfully submitted,

                                                                            /s/ O'Melveny & Myers LLP